                                                                    Exhibit 3.53

                          CERTIFICATE OF INCORPORATION

                                       OF

                           CHILL CELLULAR CORPORATION

                                      *****

         FIRST:  The name of the Corporation is Chill Cellular Corporation.

         SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended ("Delaware Law").

         FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 100, and the par value of each such share is $1.00, amounting in the aggregate to $100.00.

         FIFTH:  The name and mailing address of the incorporator are:

         NAME                                        MAILING ADDRESS
         ----                                        ---------------
   Richard D. Truesdell, Jr.                     450 Lexington Avenue
                                                 New York, New York 10017

The power of the incorporator as such shall terminate upon the filing of this Certificate of Incorporation.

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

         SIXTH: The names and mailing addresses of the persons who are to serve as directors until the first annual meeting of stockholders or until their successors are elected and qualified are

         NAME                                        MAILING ADDRESS
         ----                                        ---------------
         Robert Price                             45 Rockefeller Plaza
                                                  Suite 3201
                                                  New York, New York 10020

         SEVENTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

         EIGHTH: Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

         NINTH: (1) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

         (2) (a; Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person 18 or was a director or officer of the Corporation or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this ARTICLE NINTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the dullest extent authorized by Delaware Law. The right to indemnification conferred in this ARTICLE NINTH shall be a contract right.

         (b) The Corporation may, by action of its Board of Directors, provide indemnification to such of the officers, employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

         (3) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or

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

was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under Delaware Law.

         (4) The rights and authority conferred in this ARTICLE NINTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

         (5) Neither the amendment nor repeal of this ARTICLE NINTH, nor the adoption of any provision of this Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of this ARTICLE NINTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

         TENTH: The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and, with the sole exception of those rights and powers conferred under the above ARTICLE NINTH, all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.






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

         IN WITNESS WHEREOF, I have here unto signed my name this 29th day of June, 1995.



                                             /s/ Richard D. Truesdell, Jr.
                                             -----------------------------------
                                             Richard D. Truesdell, Jr.









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

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                           CHILL CELLULAR CORPORATION

           (Original Certificate of Incorporation filed June 29, 1995)

         CHILL CELLULAR CORPORATION, a Delaware corporation (the
"Corporation"), DOES HEREBY CERTIFY as follows:

         FIRST: That the Board of Directors of the Corporation, at a meeting of the Board of Directors, pursuant to Section 141(b) of the General Corporation Law of the State of Delaware (the "Delaware Law"), adopted resolutions setting forth the amendment to the Certificate of Incorporation of the Corporation set forth below, declaring such amendment to be advisable and submitting it to the sole stockholder of the Corporation for consideration thereof.

         SECOND: That, by written consent executed in accordance with Section 228 of the Delaware Law, the holder of a majority of the outstanding stock of the Corporation voted in favor of the adoption of the amendment to the Certificate of Incorporation of the Corporation set forth below.

         THIRD: That the amendment set forth below was duly adopted in accordance with the provisions of Section 242 of the Delaware Law.

                  RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing Article FOURTH thereof to be read in its entirety as follows:

                           "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 230, and the par value of each such share is $1.00, amounting in the aggregate to $230.00."

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on its behalf this 16th day of March, 1998.

                                            By: /s/ Steven Price
                                               --------------------------------
                                                   Steven Price, President

ATTEST:


/s/ Kim Pressman
----------------------------
Kim Pressman, Secretary













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